Exhibit 10.4

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

Reuven Liani – Chief Technology Officer

This First Amendment (the “Amendment”) is entered into on October 24, 2026, by and between XTEND REALITY EXPANSION LTD., registration number 515871861, of 7 Habarzel St., Tel Aviv (the “Company”), and Reuven Liani, I.D. No. [***] (the “Employee”), and amends the Employment Agreement between the Company and the Employee with an Effective Date of August 1, 2026 (the “Agreement”). Capitalized terms not defined herein have the meanings given to them in the Agreement.

1. Temporary Salary Reduction. Effective as of December 1, 2026 (the “Amendment Effective Date”), the Annual Salary set forth in the Specific Terms shall be reduced by fifteen percent (15%), from US$ 385,000 (gross) (the “Base Salary”) to US$ 327,250 (gross). Such reduction is temporary and shall remain in effect only until the Compensation Committee of the Board determines that there has been a sufficient improvement in the share price of the Common Stock or that a sufficient debt or equity financing has been closed by the Company or the Parent (the “Restoration Determination”). Effective as of the first day of the calendar month following the Restoration Determination, the Annual Salary shall automatically be restored to the Base Salary, subject to the Employee’s continued employment with the Company through such date, without any further action required by either party. The Employee hereby consents to such reduction, and it shall not constitute Good Reason or a breach of the Agreement.

2. Termination During the Salary Reduction. If, at any time prior to the restoration of the Base Salary in accordance with Section 1, the Employee’s employment is terminated by the Company (or by the Parent or any of their affiliates) other than for Cause, or the Employee resigns for Good Reason (as such terms are defined in the Agreement), then any severance, notice-period pay or other compensation or benefit payable to the Employee in connection with such termination or resignation, or otherwise under the Agreement or applicable law, that is determined by reference to the amount of the Employee’s salary shall be calculated on the basis of the Base Salary, without giving effect to the reduction set forth in Section 1.

3. Single-Trigger Acceleration upon a Change in Control. The following is added to the Equity Incentives section of the Specific Terms, immediately after the existing acceleration provision (which remains in full force): “In addition, and without derogating from the foregoing, 100% of the then-outstanding and unvested RSUs then held by the Employee (including the Initial RSU Grant, each additional RSU grant and the Recognition RSUs) shall become fully vested immediately prior to, and subject to, the consummation of a Change in Control (as defined in the Xtend AI Robotics, Inc. 2026 Equity Incentive Plan), provided that the Employee remains continuously employed by the Company or any of its affiliates, or continues to provide services thereto, until the occurrence of such Change in Control and whether or not the Employee’s employment is terminated in connection therewith (single-trigger acceleration). The parties also intend for the foregoing provision to amend any RSU award agreement evidencing RSUs that were granted to the Employee prior to the date of this Amendment to provide for the acceleration of vesting set forth in the preceding sentence”

4. No Other Changes. Except as expressly set forth in this Amendment, all terms and conditions of the Agreement (including its Exhibits) remain unchanged and in full force and effect. This Amendment forms an integral part of the Agreement; in the event of any conflict between this Amendment and the Agreement, this Amendment shall prevail.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

XTEND REALITY EXPANSION LTD. Signature: /s/ Aviv Shapira Name: Aviv Shapira Title: Chief Executive Officer	EMPLOYEE Signature: /s/ Reuven Liani Name: Reuven Liani I.D. No.: [***]